EXHIBIT 11
AGEMARK CORPORATION

STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

	Six Months Ended March 31,

	2003	2002

Common shares issued	1,109,481	1,000,000

Shares cancelled, assumed abandoned		54,393-

Weighted average common shares assumed outstanding for period	1,109,481	945,607

(1)	Shares attributable to vested stock options are anti-dilutive.

18